Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post Effective Amendment No.1 on Form S 3 to  Registration Statement on Form S 1 (File 333 153605) of our report dated March 24, 2009, which appears on page F 2, of the annual report on Form 10 K related to the consolidated financial statements of ProUroCare Medical Inc. for the years ended December 31, 2008 and 2007 and for the period from August 17, 1999 (inception).  We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota

March 26, 2009